AS FILED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION ON JUNE 7, 2021

File No. 033-50718

File No. 811-07102

U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-1A

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

POST-EFFECTIVE AMENDMENT NO. 269	/X/

AND

REGISTRATION STATEMENT UNDER THE

INVESTMENT COMPANY ACT OF 1940

AMENDMENT NO. 272	/X/

THE ADVISORS’ INNER CIRCLE FUND II

(Exact Name of Registrant as Specified in Charter)

One Freedom Valley Drive

Oaks, Pennsylvania 19456

(Address of Principal Executive Offices, Zip Code)

1-800-932-7781

(Registrant’s Telephone Number)

Michael Beattie

c/o SEI Investments

One Freedom Valley Drive

Oaks, Pennsylvania 19456

(Name and Address of Agent for Service)

Copy to:

Sean Graber, Esquire
Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, Pennsylvania 19103

It is proposed that this filing become effective immediately upon filing pursuant to Rule 462(d) under the Securities Act of 1933, as amended.

EXPLANATORY NOTE

Post-Effective Amendment No. 268 to the Registration Statement on Form N-1A (File No. 033-50718) (the “Registration Statement”) of The Advisors’ Inner Circle Fund II (the “Registrant”) was filed on April 30, 2021, pursuant to Rule 485(b) under the Securities Act of 1933, as amended (the “Securities Act”).

This Post-Effective Amendment No. 269 is being filed pursuant to Rule 462(d) under the Securities Act solely for the purpose of filing Exhibit (j)(3) as an additional exhibit to Post-Effective Amendment No. 268. This Post-Effective Amendment No. 269 does not modify any other part of the Registration Statement. Pursuant to Rule 462(d) under the Securities Act, this Post-Effective Amendment No. 269 shall become effective immediately upon filing with the Securities and Exchange Commission.

This Post-Effective Amendment No. 269 relates solely to the Hancock Horizon Burkenroad Small Cap Fund, Hancock Horizon Diversified International Fund, Hancock Horizon Quantitative Long/Short Fund, Hancock Horizon Louisiana Tax-Free Income Fund, Hancock Horizon Mississippi Tax-Free Income Fund, Hancock Horizon Diversified Income Fund, Hancock Horizon Dynamic Asset Allocation Fund, Hancock Horizon International Small Cap Fund, and Hancock Horizon Microcap Fund (the “Funds”). Information contained in the Registrant's Registration Statement relating to any other series of the Registrant is neither amended nor superseded hereby.

The contents of the Funds’ Prospectus included in Part A of Post-Effective Amendment No. 268 and the contents of the Funds’ Statement of Additional Information included in Part B of Post-Effective Amendment No. 268 are incorporated herein by reference.

2

PART C: OTHER INFORMATION

ITEM 28. EXHIBITS:

(a)(1) The Advisors’ Inner Circle Fund II’s (the “Registrant”) Amended and Restated Agreement and Declaration of Trust, dated July 24, 1992, as amended and restated February 18, 2004 and August 10, 2004 (the “Agreement and Declaration of Trust”), is incorporated herein by reference to Exhibit (a)(3) of Post-Effective Amendment No. 36 to the Registrant’s Registration Statement on Form N-1A (File No. 033-50718), filed with the U.S. Securities and Exchange Commission (the “SEC”) via EDGAR Accession No. 0001135428-04-000490 on September 17, 2004.

(a)(2) Amendment No. 1, dated May 15, 2012, to the Agreement and Declaration of Trust, is incorporated herein by reference to Exhibit (a)(2) of Post-Effective Amendment No. 129 to the Registrant’s Registration Statement on Form N-1A (File No. 033-50718), filed with the SEC via EDGAR Accession No. 0001135428-12-000274 on May 30, 2012.

(b)(1) Registrant’s Second Amended and Restated By-Laws are incorporated herein by reference to Exhibit (b) of Post-Effective Amendment No. 125 to the Registrant’s Registration Statement on Form N-1A (File No. 033-50718), filed with the SEC via EDGAR Accession No. 0001135428-12-000088 on February 28, 2012.

(b)(2) Amendment No. 1, dated May 20, 2020, to the Registrant’s Second Amended and Restated By-Laws are incorporated herein by reference to exhibit (b)(2) of Post-Effective Amendment No. 249 to the Registrant’s Registration Statement on Form N-1A (File No. 033-50718), filed with the SEC via EDGAR Accession No. 0001398344-20-011740 on May 29, 2020.

(c) See Article III and Article V of the Agreement and Declaration of Trust, which has been incorporated by reference in Exhibit (a)(1) to this Registration Statement.

(d)(1)(i) Amended and Restated Investment Advisory Agreement, dated May 31, 2000, as amended and restated May 21, 2001, between the Registrant and Horizon Advisers, relating to the Hancock Horizon Funds, is incorporated herein by reference to Exhibit (d)(16) of Post-Effective Amendment No. 31 to the Registrant’s Registration Statement on Form N-1A (File No. 033-50718), filed with the SEC via EDGAR Accession No. 0001135428-01-500044 on May 31, 2001.

(d)(1)(ii) Schedule A, as revised May 31, 2017, to the Amended and Restated Investment Advisory Agreement, dated May 31, 2000, as amended and restated May 21, 2001, between the Registrant and Horizon Advisers, relating to the Hancock Horizon Funds, is incorporated herein by reference to Exhibit (d)(1)(ii) of Post-Effective Amendment No. 224 to the Registrant’s Registration Statement on Form N-1A (File No. 033-50718), filed with the SEC via EDGAR Accession No. 0001135428-17-000555 on May 31, 2017.

(d)(1)(iii) Schedule A, as revised May 31, 2019, to the Amended and Restated Investment Advisory Agreement, dated May 31, 2000, as amended and restated May 21, 2001, between the Registrant and Horizon Advisers, relating to the Hancock Horizon Funds, is incorporated herein by reference to Exhibit (d)(1)(iii) of Post-Effective Amendment No. 245 to the Registrant’s Registration Statement on Form N-1A (File No. 033-50718), filed with the SEC via EDGAR Accession No. 0001398344-19-021467 on November 27, 2019.

(d)(1)(iv) Investment Advisory Agreement, dated October 24, 2008, between the Registrant and Champlain Investment Partners, LLC, relating to the Champlain Funds, is incorporated herein by reference to Exhibit (d)(7) of Post-Effective Amendment No. 95 to the Registrant’s Registration Statement on Form N-1A (File No. 033-50718), filed with the SEC via EDGAR Accession No. 0001135428-10-000419 on September 30, 2010.

(d)(1)(v) Amended Schedule A, as revised November 27, 2019, to the Investment Advisory Agreement, dated October 24, 2008, between the Registrant and Champlain Investment Partners, LLC, relating to the Champlain Funds, is incorporated herein by reference to Exhibit (d)(1)(v) of Post-Effective Amendment No. 245 to the Registrant’s Registration Statement on Form N-1A (File No. 033-50718), filed with the SEC via EDGAR Accession No. 0001398344-19-021467 on November 27, 2019.

(d)(1)(vi) Investment Advisory Agreement, dated August 27, 2010, between the Registrant and W. H. Reaves & Co., Inc., relating to the Reaves Utilities and Energy Infrastructure Fund, is incorporated herein by reference to Exhibit (d)(1)(v) of Post-Effective Amendment No. 239 to the Registrant’s Registration Statement on Form N-1A (File No. 033-50718), filed with the SEC via EDGAR Accession No. 0001398344-18-017107 on November 28, 2018.

(d)(1)(vii) Investment Advisory Agreement, dated July 13, 2011, between the Registrant and Westfield Capital Management Company, L.P., relating to the Westfield Capital Dividend Growth Fund, is incorporated herein by reference to Exhibit (d)(25) of Post-Effective Amendment No. 114 to the Registrant’s Registration Statement on Form N-1A (File No. 033-50718), filed with the SEC via EDGAR Accession No. 0001135428-11-000362 on July 13, 2011.

(d)(1)(viii) Schedule A, as revised May 14, 2014, to the Investment Advisory Agreement, dated July 13, 2011, between the Registrant and Westfield Capital Management Company, L.P., relating to the Westfield Capital Dividend Growth Fund, is incorporated herein by reference to Exhibit (d)(1)(xii) of Post-Effective Amendment No. 185 to the Registrant’s Registration Statement on Form N-1A (File No. 033-50718), filed with the SEC via EDGAR Accession No. 0001135428-15-000091 on February 27, 2015.

(d)(1)(ix) Investment Advisory Agreement, dated October 21, 2013 between the Registrant and Kopernik Global Investors, LLC, relating to the Kopernik Funds, is incorporated herein by reference to Exhibit (d)(30) of Post-Effective Amendment No. 159 to the Registrant’s Registration Statement on Form N-1A (File No. 033-50718), filed with the SEC via EDGAR Accession No. 0001135428-13-000608 on October 23, 2013.

(d)(1)(x) Schedule A, as revised June 29, 2015, to the Investment Advisory Agreement, dated October 21, 2013, relating to the Kopernik Funds, is incorporated herein by reference to Exhibit (d)(1)(xv) of Post-Effective Amendment No. 192 to the Registrant’s Registration Statement on Form N-1A (File No. 033-50718), filed with the SEC via EDGAR Accession No. 0001135428-15-000441 on June 29, 2015.

(d)(1)(xi) Investment Advisory Agreement, dated April 1, 2014, between the Registrant and Cardinal Capital Management, L.L.C., relating to the Cardinal Small Cap Value Fund, is incorporated herein by reference to Exhibit (d)(35) of Post-Effective Amendment No. 174 to the Registrant’s Registration Statement on Form N-1A (File No. 033-50718), filed with the SEC via EDGAR Accession No. 0001135428-14-000229 on March 31, 2014.

(d)(1)(xii) Investment Advisory Agreement, dated August 25, 2015, between the Registrant and Ramsey Quantitative Systems, Inc., relating to the RQSI GAA Systematic Global Macro Fund, is incorporated herein by reference to Exhibit (d)(1)(xvii) of Post-Effective Amendment No. 195 to the Registrant’s Registration Statement on Form N-1A (File No. 033-50718), filed with the SEC via EDGAR Accession No. 0001135428-15-000690 on August 31, 2015.

(d)(1)(xiii) Amended Schedule A, dated March 1, 2021, to the Investment Advisory Agreement, dated August 25, 2015, between the Registrant and Ramsey Quantitative Systems, Inc., relating to the RQSI GAA Systematic Global Macro Fund, is incorporated herein by reference to Exhibit (d)(1)(xiii) of Post-Effective Amendment No. 264 to the Registrant’s Registration Statement on Form N-1A (File No. 033-50718), filed with the SEC via EDGAR Accession No. 0001398344-21-005125 on February 26, 2021.

(d)(1)(xiv) Investment Advisory Agreement, dated October 26, 2020, between RQSI GAA Systematic Global Macro Fund Ltd., a wholly-owned subsidiary of the RQSI GAA Systematic Global Macro Fund, a series of the Trust, and Ramsey Quantitative Systems, Inc. is incorporated herein by reference to Exhibit (d)(1)(xiv) of Post-Effective Amendment No. 253 to the Registrant’s Registration Statement on Form N-1A (File No. 033-50718), filed with the SEC via EDGAR Accession No. 0001398344-20-020824 on October 27, 2020.

(d)(1)(xv) Investment Advisory Agreement, dated December 1, 2020, between the Registrant and Sprucegrove Investment Management Ltd., relating to the Sprucegrove International Equity Master Fund and Sprucegrove International Equity Fund, is incorporated herein by reference to Exhibit (d)(1)(xv) of Post-Effective Amendment No. 266 to the Registrant’s Registration Statement on Form N-1A (File No. 033-50718), filed with the SEC via EDGAR Accession No. 0001398344-21-006517 on March 15, 2021.

(d)(1)(xvi) Schedule A, amended as of February 24, 2021, to the Investment Advisory Agreement between the Registrant and Sprucegrove Investment Management Ltd., dated December 1, 2020, relating to the Sprucegrove International Equity Fund, is incorporated herein by reference to Exhibit (d)(1)(xvi) of Post-Effective Amendment No. 266 to the Registrant’s Registration Statement on Form N-1A (File No. 033-50718), filed with the SEC via EDGAR Accession No. 0001398344-21-006517 on March 15, 2021.

(d)(2)(i) Investment Sub-Advisory Agreement, dated August 15, 2008, between Horizon Advisers and EARNEST Partners, LLC, relating to the Hancock Horizon Diversified International Fund, is incorporated herein by reference to Exhibit (d)(5) of Post-Effective Amendment No. 83 to the Registrant’s Registration Statement on Form N-1A (File No. 033-50718), filed with the SEC via EDGAR Accession No. 0001135428-09-000036 on February 5, 2009.

(d)(2)(ii) Form of Amended Schedule A, dated [XX], 2019, to the Investment Sub-Advisory Agreement, dated August 15, 2008, between Horizon Advisers and EARNEST Partners, LLC, relating to the Hancock Horizon Diversified International Fund, is incorporated herein by reference to Exhibit (d)(2)(ii) of Post-Effective Amendment No. 268 to the Registrant’s Registration Statement on Form N-1A (File No 033-50718), filed with the SEC via EDGAR Accession No. 0001398344-21-009263 on April 30, 2021.

(d)(2)(iii) Investment Sub-Advisory Agreement, dated May 29, 2015, between Horizon Advisers and GlobeFlex Capital LP, relating to the Hancock Horizon International Small Cap Fund, is incorporated herein by reference to Exhibit (d)(2)(ii) of Post-Effective Amendment No. 189 to the Registrant’s Registration Statement on Form N-1A (File No. 033-50718), filed with the SEC via EDGAR Accession No. 0001135428-15-000407 on May 28, 2015.

(d)(2)(iv) Form of Amended Schedule A, dated [XX], 2019, to the Investment Sub-Advisory Agreement, dated May 29, 2015, between Horizon Advisers and GlobeFlex Capital LP, relating to the Hancock Horizon International Small Cap Fund, is incorporated herein by reference to Exhibit (d)(2)(iv) of Post-Effective Amendment No. 268 to the Registrant’s Registration Statement on Form N-1A (File No 033-50718), filed with the SEC via EDGAR Accession No. 0001398344-21-009263 on April 30, 2021.

(d)(3)(i) Expense Limitation Agreement, as amended May 16, 2012, between the Registrant and Horizon Advisers, relating to the Hancock Horizon Funds, is incorporated herein by reference to Exhibit (d)(3)(i) of Post-Effective Amendment No. 214 to the Registrant’s Registration Statement on Form N-1A (File No. 033-50718), filed with the SEC via EDGAR Accession No. 0001135428-16-001906 on December 7, 2016.

(d)(3)(ii) Schedule A, amended as of May 31, 2019, to the Expense Limitation Agreement, as amended May 16, 2012, between the Registrant and Horizon Advisers, relating to the Hancock Horizon Funds is incorporated herein by reference to exhibit (d)(3)(iii) of Post-Effective Amendment No. 249 to the Registrant’s Registration Statement on Form N-1A (File No. 033-50718), filed with the SEC via EDGAR Accession No. 0001398344-20-011740 on May 29, 2020.

(d)(3)(iii) Form of Schedule A, amended as of April [XX], 2021, to the Expense Limitation Agreement between the Registrant and Champlain Investment Partners, LLC, relating to the Champlain Funds, is incorporated herein by reference to Exhibit (d)(3)(iii) of Post-Effective Amendment No. 268 to the Registrant’s Registration Statement on Form N-1A (File No 033-50718), filed with the SEC via EDGAR Accession No. 0001398344-21-009263 on April 30, 2021.

(d)(3)(iv) Expense Limitation Agreement, as amended and restated May 14, 2013, between the Registrant and Westfield Capital Management Company, L.P., relating to the Westfield Capital Dividend Growth Fund, is incorporated herein by reference to Exhibit (d)(25) of Post-Effective Amendment No. 152 to the Registrant’s Registration Statement on Form N-1A (File No. 033-50718), filed with the SEC via EDGAR Accession No. 0001135428-13-000383 on July 24, 2013.

(d)(3)(v) Amended and Restated Expense Limitation Agreement, effective as of December 1, 2019, between the Registrant and Kopernik Global Investors, LLC, relating to the Kopernik Funds, is incorporated herein by reference to Exhibit (d)(3)(vi) of Post-Effective Amendment No. 247 to the Registrant’s Registration Statement on Form N-1A (File No. 033-50718), filed with the SEC via EDGAR Accession No. 0001398344-20-004787 on February 28, 2020.

(d)(3)(vi) Expense Limitation Agreement, dated April 1, 2014, between the Registrant and Cardinal Capital Management, L.L.C., relating to the Cardinal Small Cap Value Fund, is incorporated herein by reference to Exhibit (d)(36) of Post-Effective Amendment No. 174 to the Registrant’s Registration Statement on Form N-1A (File No. 033-50718), filed with the SEC via EDGAR Accession No. 0001135428-14-000229 on March 31, 2014.

(d)(3)(vii) Amended Schedule A to the Expense Limitation Agreement, dated April 1, 2014, between the Registrant and Cardinal Capital Management, L.L.C., relating to the Cardinal Small Cap Value Fund, is incorporated herein by reference to Exhibit (d)(3)(viii) of Post-Effective Amendment No. 247 to the Registrant’s Registration Statement on Form N-1A (File No. 033-50718), filed with the SEC via EDGAR Accession No. 0001398344-20-004787 on February 28, 2020.

(d)(3)(viii) Expense Limitation Agreement, dated February 5, 2018, between the Registrant and Ramsey Quantitative Systems, Inc., relating to the RQSI GAA Systematic Global Macro Fund, is incorporated herein by reference to Exhibit (d)(3)(xi) of Post-Effective Amendment No. 230 to the Registrant’s Registration Statement on Form N-1A (File No. 033-50718), filed with the SEC via EDGAR Accession No. 0001398344-18-001579 on February 5, 2018.

(d)(3)(ix) Expense Limitation Agreement, dated December 10, 2020, between the Registrant and Sprucegrove Investment Management Ltd., relating to the Sprucegrove International Equity Fund, is incorporated herein by reference to Exhibit (d)(3)(ix) of Post-Effective Amendment No. 266 to the Registrant’s Registration Statement on Form N-1A (File No. 033-50718), filed with the SEC via EDGAR Accession No. 0001398344-21-006517 on March 15, 2021.

(d)(3)(x) Schedule A, amended as of February 24, 2021, to the Expense Limitation Agreement between the Registrant and Sprucegrove Investment Management Ltd., dated December 1, 2020, relating to the Sprucegrove International Equity Fund, is incorporated herein by reference to Exhibit (d)(3)(x) of Post-Effective Amendment No. 266 to the Registrant’s Registration Statement on Form N-1A (File No. 033-50718), filed with the SEC via EDGAR Accession No. 0001398344-21-006517 on March 15, 2021.

(e)(1)(i) Distribution Agreement, dated January 28, 1993, as amended and restated as of November 14, 2005, between the Registrant and SEI Investments Distribution Co., is incorporated herein by reference to Exhibit (e)(1) of Post-Effective Amendment No. 48 to the Registrant’s Registration Statement on Form N-1A (File No. 033-50718), filed with the SEC via EDGAR Accession No. 0001135428-06-000209 on May 31, 2006.

(e)(1)(ii) Amendment No. 1, effective as of August 30, 2010, to the Distribution Agreement, dated January 28, 1993, as amended and restated as of November 14, 2005, between the Registrant and SEI Investments Distribution Co., is incorporated herein by reference to Exhibit (e)(2) of Post-Effective Amendment No. 125 to the Registrant’s Registration Statement on Form N-1A (File No. 033-50718), filed with the SEC via EDGAR Accession No. 0001135428-12-000088 on February 28, 2012.

(e)(1)(iii) Amendment No. 2, dated November 13, 2018, to the Distribution Agreement, dated January 28, 1993, as amended and restated as of November 14, 2005, between the Registrant and SEI Investments Distribution Co., is incorporated herein by reference to Exhibit (e)(1)(ii) of Post-Effective Amendment No. 239 to the Registrant’s Registration Statement on Form N-1A (File No. 033-50718), filed with the SEC via EDGAR Accession No. 0001398344-18-017107 on November 28, 2018.

(e)(2) Revised Form of Sub-Distribution and Servicing Agreement for SEI Investments Distribution Co. is incorporated herein by reference to Exhibit (e)(2) of Post-Effective Amendment No. 76 to the Registrant’s Registration Statement on Form N-1A (File No. 033-50718), filed with the SEC via EDGAR Accession No. 0001135428-08-000222 on May 30, 2008.

(f) Not Applicable.

(g)(1) Custody Agreement, dated May 31, 2000, between the Registrant and Hancock Bank and Trust, relating to the Hancock Horizon Funds, is incorporated herein by reference to Exhibit (g) of Post-Effective Amendment No. 35 to the Registrant’s Registration Statement on Form N-1A (File No. 033-50718), filed with the SEC via EDGAR Accession No. 0001135428-04-000232 on May 28, 2004.

(g)(2) Revised Appendix B to the Custody Agreement, dated May 31, 2000, between the Registrant and Hancock Bank and Trust, relating to the Hancock Horizon Funds, is incorporated herein by reference to Exhibit (g)(2) of Post-Effective Amendment No. 198 to the Registrant’s Registration Statement on Form N-1A (File No. 033-50718), filed with the SEC via EDGAR Accession No. 0001135428-15-000799 on October 8, 2015.

(g)(3) Custody Agreement, dated February 12, 2013, between the Registrant and U.S. Bank, N.A. is incorporated herein by reference to Exhibit (g)(3) of Post-Effective Amendment No. 198 to the Registrant’s Registration Statement on Form N-1A (File No. 033-50718), filed with the SEC via EDGAR Accession No. 0001135428-15-000799 on October 8, 2015.

(g)(4) Custodian Agreement, dated November 19, 2007, between the Registrant and MUFG Union Bank, N.A. (previously, Union Bank of California) is incorporated herein by reference to Exhibit (g)(5) of Post-Effective Amendment No. 66 to the Registrant’s Registration Statement on Form N-1A (File No. 033-50718), filed with the SEC via EDGAR Accession No. 0001135428-07-000581 on December 28, 2007.

(g)(5) Amended Appendix B to the Custodian Agreement, dated November 19, 2007, between the Registrant and MUFG Union Bank, N.A. (previously, Union Bank of California) is incorporated herein by reference to Exhibit (g)(5) of Post-Effective Amendment No. 198 to the Registrant’s Registration Statement on Form N-1A (File No. 033-50718), filed with the SEC via EDGAR Accession No. 0001135428-15-000799 on October 8, 2015.

(g)(6) Custodian Agreement, dated November 25, 2014, between the Registrant and Brown Brothers Harriman & Co., is incorporated herein by reference to Exhibit (g)(6) of Post-Effective Amendment No. 232 to the Registrant’s Registration Statement on Form N-1A (File No. 033-50718), filed with the SEC via EDGAR Accession No. 0001398344-18-003057 on February 28, 2018.

(g)(7) Amendment, dated January 3, 2018, to the Custodian Agreement, dated November 25, 2014, between the Registrant and Brown Brothers Harriman & Co., is incorporated herein by reference to Exhibit (g)(7) of Post-Effective Amendment No. 232 to the Registrant’s Registration Statement on Form N-1A (File No. 033-50718), filed with the SEC via EDGAR Accession No. 0001398344-18-003057 on February 28, 2018.

(g)(8) Amendment, dated December 1, 2020, to the Custodian Agreement, dated November 25, 2014, between the Registrant and Brown Brothers Harriman & Co., is incorporated herein by reference to Exhibit (g)(8) of Post-Effective Amendment No. 266 to the Registrant’s Registration Statement on Form N-1A (File No. 033-50718), filed with the SEC via EDGAR Accession No. 0001398344-21-006517 on March 15, 2021.

(h)(1)(i) Amended and Restated Administration Agreement, dated November 13, 2018, between the Registrant and SEI Investments Global Funds Services, is incorporated herein by reference to Exhibit (h)(1)(i) of Post-Effective Amendment No. 241 to the Registrant’s Registration Statement on Form N-1A (File No. 033-50718), filed with the SEC via EDGAR Accession No. 0001398344-19-003594 on February 28, 2019.

(h)(2)(i) Transfer Agency and Service Agreement, dated May 31, 2000, between the Registrant and Hancock Bank and Trust, is incorporated herein by reference to Exhibit (e)(2) of Post-Effective Amendment No. 35 to the Registrant’s Registration Statement on Form N-1A (File No. 033-50718), filed with the SEC via EDGAR Accession No. 0001135428-04-000232 on May 28, 2004.

(h)(2)(ii) AML Amendment to the Transfer Agency and Service Agreement, dated May 31, 2000, between the Registrant and Hancock Bank and Trust, is incorporated herein by reference to Exhibit (e)(3) of Post-Effective Amendment No. 35 to the Registrant’s Registration Statement on Form N-1A (File No. 033-50718), filed with the SEC via EDGAR Accession No. 0001135428-04-000232 on May 28, 2004.

(h)(2)(iii) Amendment, dated September 1, 2003, to the Transfer Agency and Service Agreement, dated May 31, 2000, between the Registrant and Hancock Bank and Trust, is incorporated herein by reference to Exhibit (e)(4) of Post-Effective Amendment No. 35 to the Registrant’s Registration Statement on Form N-1A (File No. 033-50718), filed with the SEC via EDGAR Accession No. 0001135428-04-000232 on May 28, 2004.

(h)(2)(iv) Amendment, dated September 1, 2010, to the Transfer Agency and Service Agreement, dated May 31, 2000, between the Registrant and Hancock Bank and Trust, is incorporated herein by reference to Exhibit (h)(9) of Post-Effective Amendment No. 99 to the Registrant’s Registration Statement on Form N-1A (File No. 033-50718), filed with the SEC via EDGAR Accession No. 0001135428-10-000563 on November 29, 2010.

(h)(2)(v) Amended Fee Schedule to the Transfer Agency and Service Agreement, dated May 31, 2000, between the Registrant and Hancock Bank and Trust, is incorporated herein by reference to Exhibit (h)(2)(v) of Post-Effective Amendment No. 189 to the Registrant’s Registration Statement on Form N-1A (File No. 033-50718), filed with the SEC via EDGAR Accession No. 0001135428-15-000407 on May 28, 2015.

(h)(2)(vi) Agency Agreement, dated April 1, 2006, as amended November 13, 2013, between the Registrant and DST Systems, Inc., is incorporated herein by reference to Exhibit (h)(2)(vi) of Post-Effective Amendment No. 198 to the Registrant’s Registration Statement on Form N-1A (File No. 033-50718), filed with the SEC via EDGAR Accession No. 0001135428-15-000799 on October 8, 2015.

(h)(2)(vii) Amendment No. 1, dated April 30, 2018, to the Agency Agreement, dated April 1, 2006, as amended November 13, 2013, between the Registrant and DST Systems, Inc., is incorporated herein by reference to Exhibit (h)(2)(vii) of Post-Effective Amendment No. 243 to the Registrant’s Registration Statement on Form N-1A (File No. 033-50718), filed with the SEC via EDGAR Accession No. 0001398344-19-009912 on May 31, 2019.

(h)(2)(viii) Amendment, dated June 26, 2018, to the Agency Agreement, dated April 1, 2006, as amended, between the Registrant and DST Systems, Inc., is incorporated herein by reference to Exhibit (h)(2)(viii) of Post-Effective Amendment No. 243 to the Registrant’s Registration Statement on Form N-1A (File No. 033-50718), filed with the SEC via EDGAR Accession No. 0001398344-19-009912 on May 31, 2019.

(h)(2)(ix) Transfer Agency Agreement, dated November 14, 2012, between the Registrant and Atlantic Shareholder Services, LLC is incorporated herein by reference to Exhibit (h)(15) of Post-Effective Amendment No. 161 to the Registrant’s Registration Statement on Form N-1A (File No. 033-50718), filed with the SEC via EDGAR Accession No. 0001135428-13-000640 on November 27, 2013.

(h)(3)(i) Shareholder Services Plan is incorporated herein by reference to Exhibit (h)(3) of Post-Effective Amendment No. 204 to the Registrant’s Registration Statement on Form N-1A (File No. 033-50718), filed with the SEC via EDGAR Accession No. 0001135428-16-001066 on February 26, 2016.

(h)(3)(ii) Amended Exhibit A to the Shareholder Services Plan is incorporated herein by reference to Exhibit (h)(3)(ii) of Post-Effective Amendment No. 245 to the Registrant’s Registration Statement on Form N-1A (File No. 033-50718), filed with the SEC via EDGAR Accession No. 0001398344-19-021467 on November 27, 2019.

(i) Opinion and Consent of Counsel, Morgan, Lewis & Bockius LLP, is incorporated herein by reference to Exhibit (i) of Post-Effective Amendment No. 268 to the Registrant’s Registration Statement on Form N-1A (File No 033-50718), filed with the SEC via EDGAR Accession No. 0001398344-21-009263 on April 30, 2021.

(j)(1) Consent of Independent Registered Public Accounting Firm, Ernst & Young LLP, relating to the Champlain Funds, is incorporated herein by reference to Exhibit (j)(1) of Post-Effective Amendment No. 268 to the Registrant’s Registration Statement on Form N-1A (File No 033-50718), filed with the SEC via EDGAR Accession No. 0001398344-21-009263 on April 30, 2021.

(j)(2) Consent of Independent Registered Public Accounting Firm, PricewaterhouseCoopers LLP relating to the Hancock Horizon Funds, is incorporated herein by reference to Exhibit (j)(2) of Post-Effective Amendment No. 268 to the Registrant’s Registration Statement on Form N-1A (File No 033-50718), filed with the SEC via EDGAR Accession No. 0001398344-21-009263 on April 30, 2021.

(j)(3) Consent of Independent Registered Public Accounting Firm, Ernst & Young LLP, relating to the Hancock Horizon Funds, is filed herewith.

(k) Not Applicable.

(l) Not Applicable.

(m)(1) Distribution Plan (compensation type), dated May 31, 2000, as amended November 16, 2004, is incorporated herein by reference to Exhibit (m)(1) of Post-Effective Amendment No. 110 to the Registrant’s Registration Statement on Form N-1A (File No. 033-50718), filed with the SEC via EDGAR Accession No. 0001135428-11-000294 on May 27, 2011.

(m)(2) Schedule A, as revised May 19, 2015, to the Distribution Plan, dated May 31, 2000, as amended November 16, 2004, relating to the Hancock Horizon Funds, is incorporated herein by reference to Exhibit (m)(3) of Post-Effective Amendment No. 189 to the Registrant’s Registration Statement on Form N-1A (File No. 033-50718), filed with the SEC via EDGAR Accession No. 0001135428-15-000407 on May 28, 2015.

(m)(3) Schedule H, as revised May 19, 2015, to the Distribution Plan, dated May 31, 2000, as amended November 16, 2004, relating to the Kopernik Funds, is incorporated herein by reference to Exhibit (m)(6) of Post-Effective Amendment No. 192 to the Registrant’s Registration Statement on Form N-1A (File No. 033-50718), filed with the SEC via EDGAR Accession No. 0001135428-15-000441 on June 29, 2015.

(m)(4) Revised Schedule J, dated November 15, 2017, to the Distribution Plan, dated May 31, 2000, as amended November 16, 2004, relating to the RQSI GAA Systematic Global Macro Fund, is incorporated herein by reference to Exhibit (m)(6) of Post-Effective Amendment No. 230 to the Registrant’s Registration Statement on Form N-1A (File No. 033-50718), filed with the SEC via EDGAR Accession No. 0001398344-18-001579 on February 5, 2018.

(m)(5) Distribution Plan (compensation type), dated February 23, 2005, as amended and restated February 28, 2017, relating to the Champlain Funds, is incorporated herein by reference to Exhibit (m)(7) of Post-Effective Amendment No. 228 to the Registrant’s Registration Statement on Form N-1A (File No. 033-50718), filed with the SEC via EDGAR Accession No. 0001135428-17-001073 on November 28, 2017.

(n)(1) Amended and Restated Rule 18f-3 Multiple Class Plan, dated February 21, 2007, including Amended and Restated Schedules and Certificates of Class Designation thereto, is incorporated herein by reference to Exhibit (n) of Post-Effective Amendment No. 183 to the Registrant’s Registration Statement on Form N-1A (File No. 033-50718), filed with the SEC via EDGAR Accession No. 0001135428-14-000736 on November 26, 2014.

(n)(2) Amended and Restated Schedule A, dated May 30, 2019, to the Amended and Restated Rule 18f-3 Multiple Class Plan, dated February 21, 2007, relating to the Hancock Horizon Funds, is incorporated herein by reference to Exhibit (n)(2) of Post-Effective Amendment No. 243 to the Registrant’s Registration Statement on Form N-1A (File No. 033-50718), filed with the SEC via EDGAR Accession No. 0001398344-19-009912 on May 31, 2019.

(n)(3) Amended and Restated Schedule C to the Amended and Restated Rule 18f-3 Multiple Class Plan, dated February 21, 2007, relating to the Champlain Funds, is incorporated herein by reference to Exhibit (n)(3) of Post-Effective Amendment No. 209 to the Registrant’s Registration Statement on Form N-1A (File No. 033-50718), filed with the SEC via EDGAR Accession No. 0001135428-16-001451 on June 30, 2016.

(n)(4) Amended and Restated Schedule G, dated August 21, 2018, to the Amended and Restated Rule 18f-3 Multiple Class Plan, dated February 21, 2007, relating to the Kopernik Funds, is incorporated herein by reference to Exhibit (n)(4) of Post-Effective Amendment No. 241 to the Registrant’s Registration Statement on Form N-1A (File No. 033-50718), filed with the SEC via EDGAR Accession No. 0001398344-19-003594 on February 28, 2019.

(n)(5) Amended and Restated Schedule I, dated November 15, 2017, to the Amended and Restated Rule 18f-3 Multiple Class Plan, dated February 21, 2007, relating to the RQSI GAA Systematic Global Macro Fund, is incorporated herein by reference to Exhibit (n)(5) of Post-Effective Amendment No. 230 to the Registrant’s Registration Statement on Form N-1A (File No. 033-50718), filed with the SEC via EDGAR Accession No. 0001398344-18-001579 on February 5, 2018.

(n)(6) Amended and Restated Schedule J, dated November 17, 2020, to the Amended and Restated Rule 18f-3 Multiple Class Plan, dated February 21, 2007, relating to the Sprucegrove International Equity Fund, is incorporated herein by reference to Exhibit (n)(6) of Post-Effective Amendment No. 266 to the Registrant’s Registration Statement on Form N-1A (File No. 033-50718), filed with the SEC via EDGAR Accession No. 0001398344-21-006517 on March 15, 2021.

(o) Not Applicable.

(p)(1) Registrant’s Code of Ethics is incorporated herein by reference to Exhibit (p)(1) of Post-Effective Amendment No. 65 to the Registrant’s Registration Statement on Form N-1A (File No. 033-50718), filed with the SEC via EDGAR Accession No. 0001116502-07-002196 on November 28, 2007.

(p)(2) SEI Investments Distribution Co. Code of Ethics, dated August 21, 2020, is incorporated herein by reference to Exhibit (p)(2) of Post-Effective Amendment No. 256 to the Registrant’s Registration Statement on Form N-1A (File No. 033-59718), filed with the SEC via EDGAR Accession No. 0001398344-20-023503 on November 25, 2020.

(p)(3) Horizon Advisers Code of Ethics, dated May 9, 2017, is incorporated herein by reference to Exhibit (p)(3) of Post-Effective Amendment No. 228 to the Registrant’s Registration Statement on Form N-1A (File No. 033-50718), filed with the SEC via EDGAR Accession No. 0001135428-17-001073 on November 28, 2017.

(p)(4) EARNEST Partners, LLC Code of Ethics, dated July 10, 2018, is incorporated herein by reference to Exhibit (p)(4) of Post-Effective Amendment No. 243 to the Registrant’s Registration Statement on Form N-1A (File No. 033-50718), filed with the SEC via EDGAR Accession No. 0001398344-19-009912 on May 31, 2019.

(p)(5) Champlain Investment Partners, LLC Code of Ethics, dated [XX], to be filed by amendment.

(p)(6) W. H. Reaves & Co., Inc. Code of Ethics, dated July 18, 2011, is incorporated herein by reference to Exhibit (p)(6) of Post-Effective Amendment No. 141 to the Registrant’s Registration Statement on Form N-1A (File No. 033-50718), filed with the SEC via EDGAR Accession No. 0001135428-12-000544 on November 28, 2012.

(p)(7) Westfield Capital Management Company, L.P. Code of Ethics, dated August 16, 2019, is incorporated herein by reference to Exhibit (p)(7) of Post-Effective Amendment No. 247 to the Registrant’s Registration Statement on Form N-1A (File No. 033-50718), filed with the SEC via EDGAR Accession No. 0001398344-20-004787 on February 28, 2020.

(p)(8) Kopernik Global Investors, LLC Code of Ethics, dated September 11, 2013, is incorporated herein by reference to Exhibit (p)(19) of Post-Effective Amendment No. 159 to the Registrant’s Registration Statement on Form N-1A (File No. 033-50718), filed with the SEC via EDGAR Accession No. 0001135428-13-000608 on October 23, 2013.

(p)(9) SEI Investments Global Funds Services Code of Ethics, dated November 2020, is incorporated herein by reference to Exhibit (p)(9) of Post-Effective Amendment No. 256 to the Registrant’s Registration Statement on Form N-1A (File No. 033-59718), filed with the SEC via EDGAR Accession No. 0001398344-20-023503 on November 25, 2020.

(p)(10) Cardinal Capital Management, L.L.C. Code of Ethics, dated June 2015, is incorporated herein by reference to Exhibit (p)(16) of Post-Effective Amendment No. 204 to the Registrant’s Registration Statement on Form N-1A (File No. 033-50718), filed with the SEC via EDGAR Accession No. 0001135428-16-001066 on February 26, 2016.

(p)(11) GlobeFlex Capital LP Code of Ethics, dated December 2019, is incorporated herein by reference to Exhibit (p)(11) of Post-Effective Amendment No. 253 to the Registrant’s Registration Statement on Form N-1A (File No 033-50718), filed with the SEC via EDGAR Accession No. 0001398344-20-020824 on October 27, 2020.

(p)(12) Ramsey Quantitative Systems, Inc. Code of Ethics, dated January 2017, is incorporated herein by reference to Exhibit (p)(15) of Post-Effective Amendment No. 230 to the Registrant’s Registration Statement on Form N-1A (File No. 033-50718), filed with the SEC via EDGAR Accession No. 0001398344-18-001579 on February 5, 2018.

(p)(13) Sprucegrove Investment Management Ltd. Code of Ethics, dated March 2019, is incorporated herein by reference to Exhibit (p)(13) of Post-Effective Amendment No. 267 of the Registrant’s Registration Statement on Form N-1A (File No. 033-50718), filed with the SEC via EDGAR Accession No. 0001398344-21-006864 on March 22, 2021.

(q)(1) Powers of Attorney, dated August 18, 2020, for Ms. Betty L. Krikorian and Messrs. Robert A. Nesher, N. Jeffrey Klauder, George J. Sullivan, Jr., Mitchell A. Johnson, Bruce R. Speca, Joseph T. Grause, Jr., Robert Mulhall, Michael Beattie and Stephen Connors are incorporated herein by reference to Exhibit (q)(1) of Post-Effective Amendment No. 253 to the Registrant’s Registration Statement on Form N-1A (File No 033-50718), filed with the SEC via EDGAR Accession No. 0001398344-20-020824 on October 27, 2020.

(q)(2) Power of Attorney, dated March 24, 2021, for Mr. Andrew Metzger, is incorporated herein by reference to Exhibit (q)(1) of Post-Effective Amendment No. 268 to the Registrant’s Registration Statement on Form N-1A (File No 033-50718), filed with the SEC via EDGAR Accession No. 0001398344-21-009263 on April 30, 2021.

(q)(3) Resolution adopted by the Board of Trustees of the Registrant on August 18, 2020 is incorporated herein by reference to Exhibit (q)(2) of Post-Effective Amendment No. 253 to the Registrant’s Registration Statement on Form N-1A (File No 033-50718), filed with the SEC via EDGAR Accession No. 0001398344-20-020824 on October 27, 2020.

ITEM 29. PERSONS CONTROLLED BY OR UNDER COMMON CONTROL WITH REGISTRANT:

RQSI GAA Systematic Global Macro Fund, Ltd. is a wholly owned subsidiary of RQSI GAA Systematic Global Macro Fund, a series of the Registrant.

ITEM 30. INDEMNIFICATION:

Article VIII of the Agreement and Declaration of Trust filed as Exhibit (a)(1) to the Registrant’s Registration Statement is incorporated herein by reference.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “1933 Act”), may be permitted to trustees, directors, officers and controlling persons of the Registrant by the Registrant pursuant to the Agreement and Declaration of Trust or otherwise, the Registrant is aware that, in the opinion of the SEC, such indemnification is against public policy as expressed in the 1933 Act and, therefore, is unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by trustees, directors, officers or controlling persons of the Registrant in connection with the successful defense of any act, suit or proceeding) is asserted by such trustees, directors, officers or controlling persons in connection with the shares being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issues.

ITEM 31. BUSINESS AND OTHER CONNECTIONS OF THE INVESTMENT ADVISERS:

The following lists any other business, profession, vocation or employment of a substantial nature in which each investment adviser (including sub-advisers), and each director, officer or partner of that investment adviser (or sub-adviser), is or has been engaged within the last two fiscal years for his or her own account or in the capacity of director, officer, employee, partner, or trustee. Unless noted below, none of the investment advisers (or sub-advisers) and/or directors, officers or partners of each investment adviser (or sub-adviser) is or has been engaged within the last two fiscal years in any other business, profession, vocation or employment of a substantial nature for his or her own account or in the capacity of director, officer, employee, partner or trustee.

CARDINAL CAPITAL MANAGEMENT, L.L.C.

Cardinal Capital Management, L.L.C. (“Cardinal Capital”) serves as the investment adviser for the Registrant’s Cardinal Small Cap Value Fund. The principal address of Cardinal Capital is Four Greenwich Office Park, Greenwich, Connecticut 06831. Cardinal Capital is an investment adviser registered under the Investment Advisers Act of 1940, as amended.

During the fiscal years ended October 31, 2019 and 2020, no director, officer or partner of Cardinal Capital engaged in any other business, profession, vocation or employment of a substantial nature for his or her own account or in the capacity of director, officer, employee, partner or trustee.

CHAMPLAIN INVESTMENT PARTNERS, LLC

Champlain Investment Partners, LLC (“Champlain”) serves as the investment adviser for the Registrant’s Champlain Small Company Fund, Champlain Mid Cap Fund and Champlain Emerging Markets Fund. The principal address of Champlain is 180 Battery Street, Burlington, Vermont 05401. Champlain is an investment adviser registered under the Investment Advisers Act of 1940, as amended.

During the fiscal years ended July 31, 2019 and 2020 and the fiscal period from August 1, 2020 to December 31, 2020, no director, officer or partner of Champlain engaged in any other business, profession, vocation or employment of a substantial nature for his or her own account or in the capacity of director, officer, employee, partner or trustee.

EARNEST PARTNERS, LLC

EARNEST Partners, LLC (“EARNEST”) serves as investment sub-adviser for the Registrant’s Hancock Horizon Diversified International Fund. The principal business address for EARNEST is 1180 Peachtree Street NE, Suite 2300, Atlanta, Georgia 30309. EARNEST is an investment adviser registered under the Investment Advisers Act of 1940, as amended. The information listed below is for the fiscal years ended January 31, 2019 and 2020 and the fiscal period from February 1, 2020 to December 31, 2020.

NAME AND POSITION WITH INVESTMENT ADVISER	NAME AND PRINCIPAL BUSINESS ADDRESS OF OTHER COMPANY	CONNECTION WITH OTHER COMPANY
Paul E. Viera CEO and Manager	Westchester Limited, LLC 1180 Peachtree Street NE Suite 2300 Atlanta, GA 30309	Manager
	GREYBULL Partners LLC 1180 Peachtree Street NE Suite 2350 Atlanta, GA 30309	CEO and Manager

NAME AND POSITION WITH INVESTMENT ADVISER	NAME AND PRINCIPAL BUSINESS ADDRESS OF OTHER COMPANY	CONNECTION WITH OTHER COMPANY
	Maple Capital Partners, LLC 1180 Peachtree Street NE Suite 2350 Atlanta, GA 30309	CEO and Manager
	Take-Two Interactive Software, Inc. 110 West 44th Street New York, New York 10036	Director
	Direct Scripts LLC 2030 Dividend Drive Columbus, OH 43228	Member of the Board of Managers
Malin M. Eriksson COO	GREYBULL Partners LLC 1180 Peachtree Street NE Suite 2350 Atlanta, GA 30309	COO
	Maple Capital Partners, LLC 1180 Peachtree Street NE Suite 2350 Atlanta, GA 30309	COO

Credo Capital Partners Birger Jarlsgatan 57 C, 113 56 Stockholm, Sweden	Co-founder and Chief Investment Officer
Klarna USA 36 E 20th St 4th floor, New York, NY 10003	Interim CEO
WebBank 215 South State Street Suite 1000, Salt Lake City, UT 84111	Board member
Ingenico ePayments 3280 Peachtree Rd NE, 7 Atlanta, Georgia 30305	Board member

James M. Wilson CCO and Secretary	GREYBULL Partners LLC 1180 Peachtree Street NE Suite 2350 Atlanta, GA 30309	CCO and Secretary
	Maple Capital Partners, LLC 1180 Peachtree Street NE Suite 2350 Atlanta, GA 30309	CCO and Secretary
Carsten J. Fiege General Counsel	GREYBULL Partners LLC 1180 Peachtree Street NE Suite 2350 Atlanta, GA 30309	General Counsel
	Maple Capital Partners, LLC 1180 Peachtree Street NE Suite 2350 Atlanta, GA 30309	General Counsel

GLOBEFLEX CAPITAL LP

GlobeFlex Capital LP (“GlobeFlex”) serves as investment sub-adviser for the Registrant’s Hancock Horizon International Small Cap Fund. The principal business address for GlobeFlex is 4365 Executive Drive, Suite 720, San Diego, California 92121. GlobeFlex is an investment adviser registered under the Investment Advisers Act of 1940, as amended.

During the fiscal years ended January 31, 2019 and 2020 and for the fiscal period from February 1, 2020 to December 31, 2020, no director, officer or partner of GlobeFlex engaged in any other business, profession, vocation or employment of a substantial nature for his or her own account or in the capacity of director, officer, employee, partner or trustee.

HORIZON ADVISERS

Horizon Advisers serves as the investment adviser for the Registrant’s Hancock Horizon Funds (Burkenroad Small Cap Fund, Diversified International Fund, Quantitative Long/Short Fund, Louisiana Tax-Free Income Fund, Mississippi Tax-Free Income Fund, Diversified Income Fund, U.S. Small Cap Fund, Dynamic Asset Allocation Fund, International Small Cap Fund and Microcap Fund). The principal address of Horizon Advisers is Hancock Whitney Plaza, 3rd Floor, Gulfport, Mississippi 39502. Horizon Advisers is an investment adviser registered under the Investment Advisers Act of 1940, as amended.

During the fiscal years ended January 31, 2019 and 2020 and for the fiscal period from February 1, 2020 to December 31, 2020, no director, officer or partner of Horizon Advisers engaged in any other business, profession, vocation or employment of a substantial nature for his or her own account or in the capacity of director, officer, employee, partner or trustee.

KOPERNIK GLOBAL INVESTORS, LLC

Kopernik Global Investors, LLC (“Kopernik”) serves as the investment adviser for the Registrant’s Kopernik Global All-Cap Fund and Kopernik International Fund. The principal address of Kopernik is Two Harbour Place, 302 Knights Run Avenue, Suite 1225, Tampa, Florida 33602. Kopernik is an investment adviser registered under the Investment Advisers Act of 1940, as amended.

During the fiscal years ended October 31, 2019 and 2020, no director, officer or partner of Kopernik engaged in any other business, profession, vocation or employment of a substantial nature for his or her own account or in the capacity of director, officer, employee, partner or trustee.

RAMSEY QUANTITATIVE SYSTEMS, INC.

Ramsey Quantitative Systems, Inc. (“RQSI”) serves as the investment adviser for the Registrant’s RQSI GAA Systematic Global Macro Fund. The principal address of RQSI is 1515 Ormsby Station Court, Louisville, KY 40223. RQSI is an investment adviser registered under the Investment Advisers Act of 1940, as amended. The information listed below is for the fiscal years ended October 31, 2019 and 2020.

Name and Position with Investment Adviser	Name and Principal Business Address of Other Company	Connection with Other Company
Neil Ramsey President, Director	Kentucky Retirement Systems 1260 Louisville Rd Frankfort, KY 40601	Member, Board of Trustees*
	Vanderbilt University Owen Graduate School of Management 401 21st Avenue South Nashville, TN 37203	Member, Board of Visitors
	Kentucky Governor’s Scholar Program 1024 Capital Center Drive, Suite 210 Frankfort, KY 40601	Member, Board of Directors
	Conficare 1515 Ormsby Station Court Louisville, KY 40223	President
	Catholic Education Foundation 401 W Main St #806 Louisville, KY 40202	Member, Board of Directors*
	Anchorage City Council 1306 Evergreen Rd Louisville, KY 40223	City Council Member* Mayor**

*	Denotes post held ended in 2019

**	Denotes post held began in 2020

SPRUCEGROVE INVESTMENT MANAGEMENT Ltd.

Sprucegrove Investment Management Ltd. (“Sprucegrove”), serves as the investment adviser for the Registrant’s Sprucegrove International Equity Fund and Sprucegrove International Equity Master Fund. The principal address of Sprucegrove is 181 University Ave., Suite 1300, Toronto, Ontario, Canada M5H 3M7. Sprucegrove is an investment adviser registered under the Investment Advisers Act of 1940, as amended.

During the fiscal years ended December 31, 2019 and 2020, no director, officer or partner of Sprucegrove engaged in any other business, profession, vocation or employment of a substantial nature for his or her own account or in the capacity of director, officer, employee, partner or trustee.

W. H. REAVES & CO., INC.

W. H. Reaves & Co., Inc. (“Reaves Asset Management”) serves as the investment adviser for the Registrant’s Reaves Utilities and Energy Infrastructure Fund. The principal business address of Reaves Asset Management is 10 Exchange Place, 18th Floor, Jersey City, New Jersey 07302. Reaves Asset Management is an investment adviser registered under the Investment Advisers Act of 1940, as amended.

During the fiscal years ended July 31, 2019 and 2020, no director, officer or partner of Reaves Asset Management engaged in any other business, profession, vocation or employment of a substantial nature for his or her own account or in the capacity of director, officer, employee, partner or trustee.

WESTFIELD CAPITAL MANAGEMENT COMPANY, L.P.

Westfield Capital Management Company, L.P. (“Westfield”) serves as the investment adviser for the Registrant’s Westfield Capital Dividend Growth Fund. The principal business address of Westfield is One Financial Center, Boston, Massachusetts 02111. Westfield is an investment adviser registered under the Investment Advisers Act of 1940, as amended.

During the fiscal years ended October 31, 2019 and 2020, no director, officer or partner of Westfield engaged in any other business, profession, vocation or employment of a substantial nature for his or her own account or in the capacity of director, officer, employee, partner or trustee.

ITEM 32. PRINCIPAL UNDERWRITERS

(a)	Furnish the name of each investment company (other than the Registrant) for which each principal underwriter currently distributing the securities of the Registrant also acts as a principal underwriter, distributor or investment adviser.

The Registrant’s distributor, SEI Investments Distribution Co. (the “Distributor”), acts as distributor for:

SEI Daily Income Trust	July 15, 1982
SEI Tax Exempt Trust	December 3, 1982
SEI Institutional Managed Trust	January 22, 1987
SEI Institutional International Trust	August 30, 1988
The Advisors’ Inner Circle Fund	November 14, 1991
Bishop Street Funds	January 27, 1995
SEI Asset Allocation Trust	April 1, 1996
SEI Institutional Investments Trust	June 14, 1996
City National Rochdale Funds (f/k/a CNI Charter Funds)	April 1, 1999
Causeway Capital Management Trust	September 20, 2001
SEI Offshore Opportunity Fund II	September 1, 2005
ProShares Trust	November 14, 2005
Community Capital Trust (f/k/a Community Reinvestment Act Qualified Investment Fund)	January 8, 2007
SEI Offshore Advanced Strategy Series SPC	July 31, 2007
SEI Structured Credit Fund, LP	July 31, 2007
Global X Funds	October 24, 2008
ProShares Trust II	November 17, 2008
SEI Special Situations Fund	July 1, 2009
Exchange Traded Concepts Trust (f/k/a FaithShares Trust)	August 7, 2009
Schwab Strategic Trust	October 12, 2009
RiverPark Funds Trust	September 8, 2010
Adviser Managed Trust	December 10, 2010
SEI Core Property Fund	January 1, 2011
New Covenant Funds	March 23, 2012
Highland Funds I (f/k/a Pyxis Funds I)	September 25, 2012
KraneShares Trust	December 18, 2012
SEI Insurance Products Trust	September 10, 2013
The KP Funds	September 19, 2013
The Advisors’ Inner Circle Fund III	February 12, 2014
SEI Catholic Values Trust	March 24, 2015
SEI Hedge Fund SPC	June 26, 2015
SEI Energy Debt Fund	June 30, 2015
Gallery Trust	January 8, 2016
Schroder Series Trust	February 10, 2017

Schroder Global Series Trust	February 10, 2017
City National Rochdale Select Strategies Fund	March 1, 2017
Metaurus Equity Component Trust	October 2, 2017
Impact Shares Trust	March 1, 2018
City National Rochdale Strategic Credit Fund	May 16, 2018
Symmetry Panoramic Trust	July 23, 2018
Frost Family of Funds	May 31, 2019
Delaware Wilshire Private Markets Fund	March 22, 2021

The Distributor provides numerous financial services to investment managers, pension plan sponsors, and bank trust departments. These services include portfolio evaluation, performance measurement and consulting services (“Funds Evaluation”) and automated execution, clearing and settlement of securities transactions (“MarketLink”).

(b)	Furnish the Information required by the following table with respect to each director, officer or partner of each principal underwriter named in the answer to Item 25 of Part B. Unless otherwise noted, the business address of each director or officer is One Freedom Valley Drive, Oaks, PA 19456.

Name	Position and Office with Underwriter	Positions and Offices with Registrant
William M. Doran	Director	--
Paul F. Klauder	Director	--
Wayne M. Withrow	Director	--
Kevin P. Barr	Director, President, & Chief Executive Officer	--
Maxine J. Chou	Chief Financial Officer, Chief Operations Officer, & Treasurer	--
Jennifer H. Campisi	Chief Compliance Officer, Anti-Money Laundering Officer & Assistant Secretary	--
John C. Munch	General Counsel & Secretary	--
Mark J. Held	Senior Vice President	--
John P. Coary	Vice President & Assistant Secretary	--
Lori L. White	Vice President & Assistant Secretary	--
Judith A. Rager	Vice President	--
Jason McGhin	Vice President	--
Gary Michael Reese	Vice President	--
Robert M. Silvestri	Vice President	--

ITEM 33. LOCATION OF ACCOUNTS AND RECORDS:

Books or other documents required to be maintained by Section 31(a) of the Investment Company Act of 1940, as amended, and the rules promulgated thereunder, are maintained as follows:

(a) With respect to Rules 31a-1(a); 31a-1(b)(1); (2)(a) and (b); (3); (6); (8); (12); and 31a-1(d), the required books and records are maintained at the offices of the Registrant’s custodians:

Hancock Bank and Trust

Hancock Whitney Plaza, 3rd Floor

Gulfport, Mississippi 39502

U.S. Bank, National Association

800 Nicollett Mall

Minneapolis, Minnesota 55402

MUFG Union Bank, N.A.

350 California Street

6th Floor

San Francisco, California 94104

Brown Brothers Harriman & Co.

50 Post Office Square

Boston, Massachusetts 02110

]

(b) With respect to Rules 31a-1(a); 31a-1(b)(1), (4); (2)(C) and (D); (4); (5); (6); (8); (9); (10); (11); and 31a-1(f), the required books and records are maintained at the offices of the Registrant’s administrator:

SEI Investments Global Funds Services

One Freedom Valley Drive

Oaks, Pennsylvania 19456

(c) With respect to Rules 31a-1(b)(5), (6), (9) and (10) and 31a-1(f), the required books and records are maintained at the principal offices of the Registrant’s advisers:

Cardinal Capital Management, L.L.C.

Four Greenwich Office Park

Greenwich, Connecticut 06831

Champlain Investment Partners, LLC

180 Battery Street

Burlington, Vermont 05401

EARNEST Partners, LLC

1180 Peachtree Street

Suite 2300

Atlanta, Georgia 30309

GlobeFlex Capital LP

4365 Executive Drive, Suite 720

San Diego, California 92121

Horizon Advisers

Hancock Whitney Plaza, 3rd Floor

Gulfport, Mississippi 39502

Kopernik Global Investors, LLC

Two Harbour Place

302 Knights Run Avenue, Suite 1225

Tampa, Florida 33602

Ramsey Quantitative Systems, Inc.

1515 Ormsby Station Court

Louisville, Kentucky 40223

Sprucegrove Investment Management Ltd.

181 University Ave.

Suite 1300

Toronto, Ontario, Canada

M5H 3M7

W. H. Reaves & Co., Inc.

10 Exchange Place

18th Floor

Jersey City, New Jersey 07302

Westfield Capital Management Company, L.P.

One Financial Center

Boston, Massachusetts 02111

ITEM 34. MANAGEMENT SERVICES:

None.

ITEM 35. UNDERTAKINGS:

None.

NOTICE

A copy of the Agreement and Declaration of Trust for The Advisors’ Inner Circle Fund II is on file with the Secretary of State of The Commonwealth of Massachusetts, and notice is hereby given that this Registration Statement has been executed on behalf of the Trust by an officer of the Trust as an officer and by its Trustees as trustees and not individually, and the obligations of or arising out of this Registration Statement are not binding upon any of the Trustees, officers or Shareholders individually, but are binding only upon the assets and property of the Trust.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, the Registrant certifies that it meets all of the requirements for effectiveness of this Registration Statement pursuant to Rule 485(b) under the Securities Act of 1933, as amended, and has duly caused this Post-Effective Amendment No. 269 to Registration Statement No. 033-50718 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oaks, Commonwealth of Pennsylvania on the 7th day of June, 2021.

THE ADVISORS’ INNER CIRCLE FUND II

By:	*
Michael Beattie, President

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment to the Registration Statement has been signed below by the following persons in the capacities and on the date(s) indicated.

*	Trustee	June 7, 2021
Joseph T. Grause, Jr.

*	Trustee	June 7, 2021
Mitchell A. Johnson

*	Trustee	June 7, 2021
N. Jeffrey Klauder

*	Trustee	June 7, 2021
Betty L. Krikorian

*	Trustee	June 7, 2021
Robert Mulhall

*	Trustee	June 7, 2021
Robert A. Nesher

*	Trustee	June 7, 2021
Bruce Speca

*	Trustee	June 7, 2021
George J. Sullivan, Jr.

*	President	June 7, 2021
Michael Beattie

*	Treasurer, Controller &	June 7, 2021
Andrew Metzger	Chief Financial Officer

*By:	/s/ Matthew M. Maher
Matthew M. Maher
Attorney-in-Fact

Exhibit Index

(j)(3)	Consent of Independent Registered Public Accounting Firm, Ernst & Young LLP, relating to the Hancock Horizon Funds